Exhibit 21.1

LIST OF SUBSIDIARIES

(as of December 31, 2022)

Mobile Modular Management Corporation

Enviroplex, Inc.

TRS-RenTelco Inc.

Adler Tank Rentals, LLC

McGrath 180, LLC

McGrath RentCorp Asia PTE. LTD.

TRS-RenTelco India Private Limited